MGP INGREDIENTS ANNOUNCES ELECTION OF DAVID BRATCHER TO BOARD OF DIRECTORS

ATCHISON, Kan., December 11, 2023 - MGP Ingredients, Inc. (Nasdaq: MGPI), a leading provider of distilled spirits, branded spirits, and food ingredient solutions, announced today that David Bratcher was elected as a Group B member of the Board of Directors of MGP Ingredients, effective January 1, 2024, by the Company’s preferred stockholders at a special meeting of stockholders.

Bratcher, who will become the Company’s next Chief Executive Officer and President, effective January 1, 2024, is a longtime beverage alcohol industry veteran and executive. He joined MGP following the Company’s April 2021 merger with Luxco, Inc. and since then has served as Chief Operating Officer and President of Branded Spirits, roles in which he has managed the overall MGP business, as well as directly overseeing the Company’s extensive and award-winning branded spirits portfolio. Prior to the 2021 Luxco merger, Bratcher served in several leadership roles at Luxco since 1998, including serving as Luxco’s President since 2013. Before joining Luxco, Bratcher served in financial and operational roles for a number of consumer product companies, including international spirits company Allied Domecq, the second-largest spirits company in the world at the time.

“I am pleased to see David’s appointment to the Board of Directors and am proud of our deliberate succession planning process to ensure this seamless transition,” said Karen Seaberg, Chairman of the Board of MGP Ingredients. “David Bratcher has a proven track record as a leader and is uniquely equipped to successfully lead the next chapter of MGP’s growth story.”

About MGP Ingredients, Inc.
MGP Ingredients, Inc. (Nasdaq: MGPI) is a leading producer of premium distilled spirits, branded spirits, and food ingredient solutions. Since 1941, we have combined our expertise and energy aimed at formulating excellence, bringing product ideas to life collaboratively with our customers.

As one of the largest distillers in the U.S., MGP’s offerings include bourbon and rye whiskeys, gins, and vodkas, which are created at the intersection of science and imagination, for customers of all sizes, from crafts to multinational brands. With distilleries in Kentucky and Indiana, and bottling operations in Missouri, Ohio, and Northern Ireland, MGP has the infrastructure and expertise to create on any scale.

MGP’s branded spirits portfolio covers a wide spectrum of brands in every segment, including iconic brands from Luxco, which was founded in 1958 by the Lux Family. Luxco is a leading producer, supplier, importer, and bottler of beverage alcohol products. Our branded spirits mission is to meet the needs and exceed the expectations of consumers, associates, and business partners. Luxco’s award-winning spirits portfolio includes well-known brands from four distilleries: Bardstown, Kentucky-based Lux Row Distillers, home of Ezra Brooks, Rebel, Blood Oath, David Nicholson and Daviess County; Lebanon, Kentucky-based Limestone Branch Distillery, maker of Yellowstone Kentucky Straight Bourbon Whiskey, Minor Case Straight Rye Whiskey and Bowling & Burch Gin; Jalisco, Mexico-based Destiladora González Lux, producer of 100% agave tequilas, El Mayor, Exotico and Dos Primos; and the historic Ross & Squibb Distillery in Lawrenceburg, Indiana, where Penelope Bourbon, Remus Straight Bourbon Whiskey and Rossville Union Straight Rye Whiskey are produced. The innovative and high-quality brand portfolio also includes Everclear Grain Alcohol, Pearl Vodka, Green Hat Gin, Saint Brendan’s Irish Cream, The Quiet Man Irish Whiskey, and other well-recognized brands.

In addition, our Ingredient Solutions segment offers specialty proteins and starches that help customers harness the power of plants and provide a host of functional, nutritional, and sensory benefits for a wide range of food products.

The transformation of American grain into something more is in the soul of our people, products, and history. We’re devoted to unlocking the creative potential of this extraordinary resource. For more information, visit mgpingredients.com.

For More Information
Investors & Analysts:
Mike Houston
646-475-2998 or investor.relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com